Exhibit 11.1


 Code of Ethics for the Chief Executive Officer and Senior Financial Officers

i-CABLE has developed and adopted a Code of Ethical Standards to uphold the high standard of business ethics and personal conduct of its employees, including our Chief Executive Officer and senior financial officers.

In addition to the Code of Ethical Standards, we have adopted the following Code of Ethics specifically for our Chief Executive Officer and senior financial officers:

1. The Chief Executive Officer and senior financial officers shall at all times conduct themselves in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

2. The Chief Executive Officer and senior financial officers, in carrying out their duties, are responsible for full, fair, accurate, timely and understandable disclosure in (a) the reports and documents that the Company files with, or submits to, the SEC and (b) the Company's other communications with the public.

3. The Chief Executive Officer and senior financial officers shall endeaver to cause the Company to comply with all applicable laws, rules and regulations both in letter and spirit.

4. Each senior financial officer shall promptly bring the evidence or information on any material non-compliance with this Code of Ethics to the attention of his or her immediate supervisor. If any senior financial officer, after reporting on any non-compliance to his or her immediate supervisor, has reason to believe the non-compliance is not being or has not been adequately addressed by the Company, he or she shall report such matter to the CEO. If such senior financial officer has reason to believe the non-compliance involves the CEO, he or she shall bring such matter to the attention of the Audit Committee. The CEO shall endeaver to delegate appropriate persons to evaluate, make investigation, if necessary, and resolve any material non-compliance reported to him or her. The CEO shall report any significant non-compliance that remains unresolved at his or her level to the Audit Committee.

5. The Company intends to prevent the occurrence of conduct not in compliance with this Code of Ethics and to halt any such conduct that may occur as soon as reasonably possible after its discovery. Allegations of non-compliance will be investigated whenever necessary and evaluated at the proper level(s). Those found to be in violation of this Code of Ethics are subject to appropriate disciplinary action, up to and including termination of employment. Criminal misconduct may be referred to the appropriate legal authorities for prosecution.